UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 22, 2012

NEVADA PROPERTY 1 LLC

(Exact name of registrant as specified in its charter)

Delaware	000-53938	27-1695189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3708 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 698-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2012, Nevada Property 1 LLC (the “Company”) entered into a three year employment agreement (the “Agreement”) with Ronald G. Eidell. Under the terms of the Agreement, Mr. Eidell, age 68, will join the Company in the position of Chief Financial Officer, subject to required regulatory approval, starting on May 22, 2012. Mr. Eidell will be primarily responsible for financial reporting, budgeting, accounting, taxes, treasury, operational finance and financial planning and analysis of the Company under this Agreement. Mr. Eidell will be reporting to Mr. John Unwin, Chief Executive Officer.

Mr. Eidell began serving as Interim Chief Financial Officer of the Company on February 21, 2012. Mr. Eidell was an equity partner in Tatum LLC, a firm providing interim executive services, from 2004 until 2010. During that period, Mr. Eidell provided interim executive services to Bally Total Fitness Holding Corp., where he was the Chief Financial Officer, and at NeoPharm, Inc., where he was interim President and Chief Executive Officer. He was also a member of the Board of Directors of NeoPharm, and chaired its Audit Committee. Mr. Eidell received his MBA from the University of Chicago and his BS degree from Drexel University, where he is a member of the Dean’s Advisory Council of the University’s LeBow College of Business.

Under the terms of the Agreement, Mr. Eidell will receive an annual base salary of $400,000 in 2012 and will be eligible for an annual performance based cash incentive equivalent to 50% of his base salary. Mr. Eidell shall receive a severance of 12 months base salary should his Agreement be terminated without cause during his employment with the Company. All other benefits provided to Mr. Eidell are in accordance with the standard plan in place for similarly situated executives of the Company.

There is no arrangement or understanding between Mr. Eidell and any other persons pursuant to which Mr. Eidell was selected as the Chief Financial Officer of the Company. Mr. Eidell does not have any family relationship with any of the directors and executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA PROPERTY 1 LLC

Date: May 25, 2012

	By:	/s/ John Unwin
John Unwin Chief Executive Officer